As filed with the Securities and Exchange Commission on June 9, 2000

                                  Registration Statement No. 333-_____
----------------------------------------------------------------------

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                      ---------------------------

                               FORM S-3
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ---------------------------


                       JONES APPAREL GROUP, INC.
        (Exact name of Registrant as specified in its charter)

                      ---------------------------


         Pennsylvania                                06-0935166
 (State or other jurisdiction of                  (I.R.S. Employer
  incorporation or organization)                 Identification No.)

                      ---------------------------
                        250 Rittenhouse Circle
                           Bristol, PA 19007
                            (215) 785-4000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      ===========================

                          Ira M. Dansky, Esq.
                       Jones Apparel Group, Inc.
                             1411 Broadway
                          New York, NY 10018
                            (212) 536-9526

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ---------------------------

  Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act , please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                     ---------------------------
                    CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                           Proposed Maximum     Proposed Maximum        Amount of
Title of Each Class of Securities         Amount to be     Offering Price       Aggregate Offering      Registration
to be Registered                          Registered       Per Unit<F1>         Price<F1>               Fee<F2>
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share    669,323          $25.8125             $17,276,900             $4,561.10
=====================================================================================================================

<F1> Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sale prices of the Registrant's Common Stock on the New York Stock Exchange Inc. Composite Tape on June 7, 2000.

<F2> Calculated by multiplying the aggregate offering amount by .000264.

                     ---------------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------
The information in this Prospectus is not complete and may be changed.
The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------

PROSPECTUS                                           SUBJECT TO COMPLETION,
                                                              June 9, 2000

                            669,323 SHARES
                      JONES APPAREL GROUP, INC.
                            COMMON STOCK
                         __________________

  This Prospectus relates to the proposed sale from time to time of up to an aggregate of 669,323 shares of common stock of Jones Apparel
Group, Inc., a Pennsylvania corporation, by certain selling shareholders. These selling shareholders acquired their Jones shares in connection with the acquisition by Jones of Sun Apparel Group, Inc., a Texas corporation,
on October 2, 1998.   In connection with such acquisition, we agreed to
register this offering of shares for the benefit of the selling shareholders.

  The selling shareholders may sell all or any portion of their shares of common stock in one or more transactions on the New York Stock Exchange or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but we will pay all registration expenses. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions.

  On June 1, 2000, Jones had 118,654,262 shares of its common stock outstanding. The common stock is listed on the New York Stock Exchange under the symbol "JNY." On June 1, 2000, the last reported sale price of the common stock on the New York Stock Exchange was $27.875 per share.

  We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus and any amendments or supplements carefully before you make your investment decision.

  Our principal executive offices are located at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007. Our telephone number is (215) 785-4000.
                         __________________

  Please see "Risk Factors" beginning on page 4 for a discussion of certain factors you should consider before deciding to invest in shares of Jones common stock.
                         __________________

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
                         __________________

        The date of this Prospectus is [         ], 2000.

                            TABLE OF CONTENTS

                                                                       Page
                                                                       ----

Where You Can Find More Information.................................     2

The Company.........................................................     3

Special Note Regarding Forward-Looking Statements...................     3

Risk Factors........................................................     4

Use Of Proceeds.....................................................     8

Selling Shareholders................................................     8

Plan Of Distribution................................................    10

Description Of Capital Stock........................................    10

Legal Matters.......................................................    11

Experts.............................................................    11

                 WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

  -  Annual Report on Form 10-K for the year ended December 31, 1999

  -  Quarterly Report on Form 10-Q for the quarter ended April 2, 2000

  -  Current Report on Form 8-K dated June 2, 2000

  You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Chief Financial Officer
     Jones Apparel Group, Inc.
     250 Rittenhouse Circle
     Bristol, Pennsylvania 19007
     (215) 785-4000
                           __________________

  As used in this Prospectus, unless the context requires otherwise, "we" or "Jones" or the "Company" means Jones Apparel Group, Inc. and its predecessors and consolidated subsidiaries. "Sun" means Sun Apparel, Inc. (acquired October 2, 1998), and "Nine West" means Nine West Group Inc. (acquired June 15, 1999). The results of Sun and Nine West are included in the Company's operating results from the respective dates of acquisition. Italicized terms in this Prospectus indicate trademarks or other protected intellectual property that Jones owns or licenses.

                               THE COMPANY

  Jones is a leading designer and marketer of a broad range of women's career sportswear, suits and dresses, casual sportswear and jeanswear for men, women and children, and women's shoes and accessories. Jones has pursued a multi-brand strategy for marketing its products under several nationally known brands, including Jones New York, Evan-Picone and Rena Rowan, and the licensed brands Lauren by Ralph Lauren, Ralph by Ralph Lauren and Polo Jeans Company. Each label is differentiated by its own distinctive styling and pricing strategy. Jones primarily contracts for the manufacture of its products through a worldwide network of manufacturers. Jones has capitalized on its nationally known brand names by entering into various licenses for the Jones New York and Evan-Picone brand names with select manufacturers of women's and men's apparel and accessories.

  On October 2, 1998, Jones acquired Sun. Sun is a designer, manufacturer and distributor of jeanswear, sportswear and related apparel for men, women and children under various licensed, private label and Sun-owned brands, the most prominent of which is the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation. Through its brand marketing and development expertise, diversified product offerings, manufacturing capabilities and comprehensive distribution network, Sun reaches a broad range of consumers.

  On June 15, 1999, Jones acquired Nine West. Nine West is a leading designer, developer and marketer of quality, fashionable footwear and accessories. Nine West markets its products under internationally recognized brands, including Nine West, Easy Spirit, Enzo Angiolini, Bandolino and cK/Calvin Klein (under license). In addition, Nine West markets shoes and accessories under the Company's Evan-Picone label and, beginning in 2000, accessories under the Jones New York label.

  Our principal executive offices are located at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007. Our telephone number is (215) 785-4000.


                          SPECIAL NOTE REGARDING
                        FORWARD-LOOKING STATEMENTS

  This Prospectus and the documents incorporated by reference contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for our common stock and other matters. Statements in this Prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933 (the "Securities Act"). Such forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever such forward-looking statements occur in this Prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. You should consider such forward-looking statements, therefore, in light of various important factors, including those set forth in this Prospectus. Other important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  -  changes in the costs of raw materials, labor and advertising;

  - customer acceptance of both new designs and newly-introduced product lines;

  - our ability to secure and protect trademarks and other intellectual property rights;

  - the termination or non-renewal of the licenses with Polo Ralph Lauren Corporation;

  - our ability to integrate the organizations and operations of any acquired business into our existing organization and operations; and

  - the effects of vigorous competition in the markets in which we operate.


  Words such as "estimate," "project," "plan," "intend," "expect,"
"believe" and similar expressions are intended to identify forward-looking statements. You will find these forward-looking statements at various places throughout this Prospectus and the documents incorporated by reference, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 1999, including any amendments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.


                              RISK FACTORS

  You should consider carefully all the information included or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks before deciding to invest in shares of our common stock.


The Apparel, Footwear and Accessories Industries are Highly Competitive

  Apparel, footwear and accessories companies face competition on many fronts, including the following:

  -  establishing and maintaining favorable brand recognition;
  -  developing products that appeal to consumers;
  -  pricing products appropriately;
  -  providing strong marketing support; and
  -  obtaining access to retail outlets and sufficient floor space.

  There is intense competition in the sectors of the apparel, footwear and accessories industries in which we participate. We compete with many other manufacturers and retailers, some of which are larger and have greater resources than we do. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on us.

Fashion Trends are Constantly Changing

  Customer tastes and fashion trends can change rapidly. We may not be able to anticipate, gauge or respond to such changes in a timely manner. If we misjudge the market for our products or product groups, we may be faced with a significant amount of unsold finished goods inventory, which would have a material adverse effect on us.


The Apparel, Footwear and Accessories Industries are Highly Cyclical

  Negative economic trends over which we have no control that depress the level of consumer spending could have a material adverse effect on us. Purchases of apparel, footwear and related goods often decline during recessionary periods when disposable income is low. In such an environment, we may increase the number of promotional sales, which would further adversely affect our profitability.


The Concentration of Our Customers Could Adversely Affect Our Business

  Our ten largest customers, principally department stores, accounted for approximately 58% of sales in 1999. While no single customer accounted for more than 10% of our net sales, certain of our customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of our 1999 sales:

      Federated Department Stores, Inc.       14%

      May Department Stores Company           14%

      Remainder of ten largest customers      30%


  We believe that purchasing decisions are generally made independently by individual department stores within a commonly controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. The loss of any of our largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies listed above, could have a material adverse effect on us. We do not have long-term contracts with any of our customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with us at any time or under certain circumstances cancel or delay orders.


Significant Portions of Our Sales and Profits Depend on Our License Agreements with Polo Ralph Lauren Corporation

  The termination or non-renewal of our exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren, Ralph by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect on us. Our Lauren by Ralph Lauren and Ralph by Ralph Lauren lines and Polo Jeans Company business represent significant portions of our sales and profits. We sell products bearing those trademarks under exclusive licenses from affiliates of Polo Ralph Lauren Corporation.

  The Lauren by Ralph Lauren license expires on December 31, 2001, subject to our right to renew through December 31, 2006, if certain minimum sales levels of that product line in certain years are met. The Ralph by Ralph Lauren license expires on December 31, 2003, subject to our right to renew through December 31, 2006, if certain minimum sales levels in certain years are met. Although sales in 1997, 1998 and 1999 of the Lauren by Ralph Lauren product line exceeded the renewal minimum, and although the anticipated sales volume for the Ralph by Ralph Lauren product line for 2000 exceeds the sales volume, which, if achieved in the measurement year (2002) would permit us to extend the term of the license through December 31, 2006, our sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered for a particular season. Furthermore, there can be no assurance that we will achieve the anticipated sales volume for the Ralph by Ralph Lauren product line.

  The initial term of the Polo Jeans Company license expires on December
31, 2000 and may be renewed by us in five-year increments for up to 30 additional years, if certain minimum sales levels in certain years are met.
We met the sales requirements and exercised our first renewal option, which will expire on December 31, 2005. Polo Jeans Company sales are also made season-to-season, with customers having no obligation to buy products beyond what they have already ordered. In addition, renewal of the Polo Jeans Company license after 2010 requires a one-time payment by us of $25 million or, at our option, a transfer of a 20% interest in our Polo Jeans Company business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase our Polo Jeans Company business at the end of 2010 for a purchase price, payable in cash, equal to 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans Company license through December 31, 2030.

  In addition to the provisions described above, the licenses contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.


The Extent of Our Foreign Operations and Manufacturing May Adversely Affect Our Domestic Business

  In 1999, approximately 67% of our apparel products were manufactured outside North America, primarily in Asia, while the remainder were manufactured in the United States and Mexico. Nearly all of Nine West's products were manufactured outside of North America in 1999 as well. The following may adversely affect foreign operations:

  - political instability in countries where contractors and suppliers are located;
  -  imposition of regulations and quotas relating to imports;
  -  imposition of duties, taxes and other charges on imports;
  - significant fluctuation of the value of the dollar against foreign currencies; and
  -  restrictions on the transfer of funds to or from foreign countries.

  As a result of our substantial foreign operations, Jones' domestic business is subject to the following risks:

  - quotas imposed by bilateral textile agreements between the United States and certain foreign countries;
  - reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and
  - violations by foreign contractors of labor and wage standards and resulting adverse publicity.


Fluctuations in the Price, Availability and Quality of Raw Materials Could Cause Delay and Increase Costs

  Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel and in the price of leather used to manufacture our footwear and accessories could have a material adverse effect on our cost of sales or our ability to meet our customers' demands. We mainly use cotton twill, wool, denim, and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. We generally enter into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect our costs and could affect our earnings. During the past few years, there have been increases in the price of leather, which generally were reflected in the selling price of our footwear and accessories products. In the future, we may not be able to pass all or a portion of such higher raw materials prices on to our customers.


Our Reliance on Independent Manufacturers Could Cause Delay and Damage Customer Relationships

  We rely upon independent third parties for the manufacture of most of our products. A manufacturer's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on our business. We do not have long-term written agreements with any of our third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with us at any time.


Antitrust Litigation Against Nine West May Result in Damages

  On March 6, 2000, Jones and Nine West entered into settlement agreements with the Attorneys General of the 50 States, the District of Columbia, Puerto Rico, the Virgin Islands, American Samoa, the Northern Mariana
Islands and Guam (the "States"), and with the Federal Trade Commission
(the "FTC"), resolving allegations that Nine West engaged in violations of the antitrust laws by coercing retailers to adhere to resale prices of its products. The settlement with the States consists of injunctive relief in the form of a consent decree which specifies the manner in which Nine
West may implement its resale pricing policies with its retailer customers, along with a payment by Nine West of $34 million, and requires final court approval. It was given preliminary approval on June 2, 2000. The consent order between Nine West and the FTC, which also specifies the manner in which Nine West may implement its resale pricing policies with its retailer customers, was given final approval by the FTC on April 11, 2000.

  Nine West also faces an action in U.S. District Court in New York, which has consolidated more than 25 putative class action suits alleging antitrust violations by Nine West. Similar suits have been filed in state courts. We believe that the settlement with the States, if approved by the United States District Court for the Southern District of New York, should effectively resolve these pending federal and state class actions which cover the same claims. If any of the class action suits is not resolved and is determined adversely, Nine West could be liable for damages. For more information on these actions, see "Legal Proceedings" in the documents incorporated by reference in this Prospectus.


We Depend on Key Personnel to Manage Our Business

  Jones' success depends upon the personal efforts and abilities of Sidney Kimmel (Chairman), Jackwyn Nemerov (President), Irwin Samelman (Executive Vice President, Marketing), Eric Rothfeld (President of Sun), Mindy Grossman (President and CEO of Sun's Polo Jeans Company Division) and, with respect to Nine West, Marc Fisher (President, Product Development and Sourcing), Bruce Makowsky (President, Sales and Marketing) and Susan Itzkowitz (Group President, Wholesale Footwear Divisions). We do not have employment agreements with Mr. Kimmel, Ms. Nemerov or Mr. Samelman. If any of these individuals become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.


                           USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

                         SELLING SHAREHOLDERS

  The following table sets forth the number of shares of common stock owned by each of the selling shareholders. Because the selling shareholders may offer all or any portion of their shares pursuant to the offering contemplated by this Prospectus, we can provide no estimate as to the exact number of shares each selling shareholder will hold after completion of this offering. No selling shareholder has had any position, office or other material relationship with Jones (other than as described below or in connection with the Sun acquisition) within the past three years. All such information has been provided to us by the selling shareholders.

                                                                      Number of Shares
                                                        Percent of    Registered
                                   Number of Shares     Outstanding   for Sale
Name of Selling Shareholder        Beneficially Owned   Shares        Hereby<F1>
--------------------------------------------------------------------------------------
Eric A. Rothfeld<F2>                  2,847,651<F3>         2.4%        378,932

Vestar/Sun Holding Company, L.L.C.      267,729              *          267,729

Rothfeld Family Trust                   169,755              *           22,662


[FN]
*     Less than 1% beneficial interest

<F1>  This Prospectus will also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, merger, consolidation, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

<F2>  In connection with the Sun acquisition, Mr. Rothfeld entered into an
      Employment Agreement pursuant to which he will serve as President and Chief Executive Officer of Sun through December 31, 2001. Upon the closing of the Sun acquisition, Mr. Rothfeld became a member of the Jones board of directors.

<F3>  Does not include 169,755 shares held by the Rothfeld Family Trust, a trust of which Mr. Rothfeld's wife is a trustee. Includes 40,000 shares held by The Rothfeld Family Foundation, as to which Mr. Rothfeld disclaims beneficial ownership, and 402,252 shares held by EAR Holdings, Inc.



  In connection with the Sun acquisition, Jones and the selling shareholders entered into a Registration Rights Agreement, which provides for the registration under the Securities Act of 1933 (the "Securities Act") of resales of the Jones common stock that was issued to the selling shareholders upon the closing of the Sun acquisition, the Jones common stock that was issued to certain selling shareholders on April 7, 1999 and April 5, 2000 as additional consideration based on Sun's operating performance for 1998 and 1999, respectively, and the Jones common stock that may be issued to such shareholders in 2001 and 2002 as additional consideration contingent on Sun's operating performance exceeding certain targets set forth in the Agreement and Plan of Merger for 2000 and 2001, respectively.

  On October 2, 1998, upon the closing of the Sun acquisition, we issued to the selling shareholders an aggregate 5,391,498 shares, the resale of which we previously registered under Registration Statement No. 333-66223 (the "Initial Registration Statement"). On April 7, 1999, based on Sun's operating performance for 1998, we issued to certain selling shareholders an additional 586,550 shares, the resale of which we previously registered under Registration Statement No. 333-78105 (the "Second Registration Statement"). The balance of the shares eligible to be sold under the Initial Registration Statement as of the effective date of the Second Registration Statement were carried forward to the Second Registration Statement.

  We will amend the Registration Statement filed herewith or file a new registration statement to include any shares issued in 2001 or 2002 contingent on Sun's future operating performance. The Registration Rights Agreement requires the Company to file this Registration Statement covering resales of such common stock and to use its reasonable best efforts to maintain the effectiveness of such Registration Statement for a period of five years, or until the selling shareholders have completed the distribution of their shares.

  The Registration Rights Agreement also gives each of (i) Mr. Rothfeld and the Rothfeld Family Trust, counted together, and (ii) Vestar/Sun Holding Company, L.L.C. the right to demand one registration for an underwritten stock offering. The 40,000 shares of Jones common stock held by The Rothfeld Family Foundation and 780,504 of the shares held by Mr. Rothfeld are subject to certain transfer restrictions with respect to the timing and volume of permitted sales. Such transfer restrictions will expire as to 410,252 shares on each of October 2, 2000 and April 2, 2001.


                          PLAN OF DISTRIBUTION

  We are registering this offering of shares on behalf of the selling shareholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions, all fees and disbursements of their counsel and all "road show" and other marketing expenses incurred by the Company or any underwriters which are not otherwise paid by such underwriters.

  The selling shareholders may sell their shares from time to time in one or more transactions on the New York Stock Exchange or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. Such transactions may or may not involve brokers or dealers. The shares held by The Rothfeld Family Foundation and 780,504 of the shares held by Mr. Rothfeld are subject to the transfer restrictions with respect to the timing and volume of permitted sales described under "Selling Shareholders" above.

  If the selling shareholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or from you, as purchaser (which compensation might exceed customary commissions).

  We have agreed to indemnify each selling shareholder, and each selling shareholder has agreed to indemnify us, against certain liabilities arising under the Securities Act. The selling shareholders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares against similar liabilities.


                      DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of (1) 200,000,000 shares of common stock, $.01 par value per share, and (2) 1,000,000 shares of preferred stock, $.01 par value per share. On June 1, 2000, we had 118,654,262 shares of common stock issued and outstanding and no shares of preferred stock outstanding. Our common stock is listed on the New York Stock Exchange under the trading symbol "JNY".

  Each share of Jones common stock is entitled to one vote on all matters submitted to a vote of shareholders. Jones shareholders are entitled to receive dividends when and as declared by the Jones board of directors out of legally available funds. Dividends may be paid on the Jones common stock only if all dividends on any outstanding preferred stock of Jones shareholders have been paid or reserved. To date, Jones has not paid any cash dividends on shares of its common stock and does not anticipate paying any cash dividends in the foreseeable future.

  The issued and outstanding shares of Jones common stock are fully paid and nonassessable. Jones shareholders have no preemptive or conversion rights and are not subject to further calls or assessments by Jones. In the event of the voluntary or involuntary dissolution, liquidation or winding up of Jones, Jones shareholders are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of Jones' remaining assets available for distribution.

  The Jones board of directors is authorized to provide for the issuance from time to time of Jones preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Jones preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Jones common stock or for other corporate purposes.


                              LEGAL MATTERS

  Ira M. Dansky, Esq., our General Counsel, has passed upon the validity with respect to the issuance of the shares of common stock offered by this Prospectus. As of June 1, 2000, Mr. Dansky owned no shares of Jones common stock and options to purchase 195,000 shares of Jones common stock. With respect to certain matters concerning Pennsylvania law, he will rely on Mesirov Gelman Jaffe Cramer & Jamieson, LLP.


                                 EXPERTS

  The consolidated financial statements and financial statement schedule of Jones incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses payable by us in connection with the registration of the offering of the shares. All expenses other than the SEC registration fee are estimates. The selling shareholders will pay all costs and expenses of selling their shares, including all underwriting discounts and selling commissions, all fees and disbursements of their counsel and all "road show" and other marketing expenses incurred by the Company or any underwriters which are not otherwise paid by such underwriters.

          SEC Registration Fee.......................  $   4,561
          Accounting Fees and Expenses...............      5,500
          Legal Fees and Expenses....................      3,000
          Miscellaneous Expenses.....................        439
                                                       ---------
                     Total...........................  $  13,500


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law"), Section 8.1 of the By-laws of Jones Apparel Group, Inc. provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore,
Section 8.2 of such By-laws provides that the Company shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

  Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

  Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

ITEM 16.  EXHIBITS


EXHIBIT NO. DESCRIPTION
----------- -------------------------------------------------------------------

2.1 Agreement and Plan of Merger dated September 10, 1998, by and among the Company, SAI Acquisition Corp., Sun Apparel, Inc. and the selling shareholders, incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K dated September 24, 1998

2.2 Agreement and Plan of Merger dated as of March 1, 1999, by and among the Company, Jill Acquisition Sub Inc. and Nine West Group Inc., incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K dated March 2, 1999

4.1 Form of Certificate evidencing shares of common stock of the Company, incorporated by reference to Exhibit 4.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

4.2 Registration Rights Agreement dated September 10, 1998, by and among the Company and the selling shareholders, incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated September 24, 1998

5.1         Form of opinion of Ira M. Dansky, Esq.*

5.2         Form of opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP*

23.1        Consent of BDO Seidman, LLP*

23.2        Consent of Ira M. Dansky, Esq. (included in opinion filed as
            Exhibit 5.1)

23.3 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included in opinion filed as Exhibit 5.2)

24.1        Power of Attorney (included in signature page)

__________________
*   Filed herewith.

ITEM 17.  UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 9, 2000.


                                  JONES APPAREL GROUP, INC.
                                  Registrant

                                  By:   /s/ Wesley R. Card
                                      -----------------------
                                  Name:     Wesley R. Card
                                  Title:    Chief Financial Officer



                            POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ira M. Dansky, Wesley R. Card and Patrick M. Farrell, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                        TITLE                        DATE
     ---------                        -----                        ----

/s/ Sidney Kimmel             Chairman and Director            June 9, 2000
-----------------------       (Principal Executive Officer)
Sidney Kimmel

/s/ Jackwyn Nemerov           President and Director           June 9, 2000
-----------------------
Jackwyn Nemerov

/s/ Wesley R. Card            Chief Financial Officer          June 9, 2000
-----------------------       (Principal Financial Officer)
Wesley R. Card

/s/ Patrick M. Farrell        Senior Vice President and        June 9, 2000
-----------------------       Corporate Controller
Patrick M. Farrell            (Principal Accounting Officer)

/s/ Irwin Samelman            Executive Vice President,        June 9, 2000
-----------------------       Marketing and Director
Irwin Samelman

/s/ Geraldine Stutz           Director                         June 9, 2000
-----------------------
Geraldine Stutz

/s/ Howard Gittis             Director                         June 9, 2000
-----------------------
Howard Gittis

/s/ Eric A. Rothfeld          Director                         June 9, 2000
-----------------------
Eric A. Rothfeld

                           INDEX TO EXHIBITS



EXHIBIT NO. DESCRIPTION
----------- -------------------------------------------------------------------

2.1 Agreement and Plan of Merger dated September 10, 1998, by and among the Company, SAI Acquisition Corp., Sun Apparel, Inc. and the selling shareholders, incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K dated September 24, 1998

2.2 Agreement and Plan of Merger dated as of March 1, 1999, by and among the Company, Jill Acquisition Sub Inc. and Nine West Group Inc., incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K dated March 2, 1999

4.1 Form of Certificate evidencing shares of common stock of the Company, incorporated by reference to Exhibit 4.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

4.2 Registration Rights Agreement dated September 10, 1998, by and among the Company and the selling shareholders, incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated September 24, 1998

5.1         Form of opinion of Ira M. Dansky, Esq.*

5.2         Form of opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP*

23.1        Consent of BDO Seidman, LLP*

23.2        Consent of Ira M. Dansky, Esq. (included in opinion filed as
            Exhibit 5.1)

23.3 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included in opinion filed as Exhibit 5.2)

24.1        Power of Attorney (included in signature page)

______________________
*   Filed herewith.